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                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of COMC, Inc.

We have audited the accompanying consolidated balance sheet of COMC, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMC, Inc. and subsidiaries as of December 31, 1998, and the consolidated results of their operations and their cash flows for each of the years in the two years then ended, in conformity with generally accepted accounting principles.


                                             /s/ Hollander, Lumar & Co. LLP

                                                 HOLLANDER, LUMAR & CO. LLP


Los Angeles, California
February 26, 1999